Exhibit 10.7

SIDE AGREEMENT

This Side Agreement (“Letter”) is entered into as of July 20, 2014, by and between P.V. Nanocell Ltd., an Israeli company (“Company”), and IP Bank International (Suzhou) Co., Ltd. (“IPB”).

Background: The Parties desire to set forth their understanding regarding IPB’s consent to convert its authorized and outstanding Preferred Shares of the Company into Ordinary Shares (at a conversion rate of 1:1), at the Initial Closing of the Offering (as defined below) and contingent thereon, as further detailed in the Written Resolution of the Shareholders dated July 20, 2014 and the Termination Agreement of even date, attached hereto as Annex A (“Termination Documents”).

Capitalized terms used but not otherwise defined in this Agreement, shall have the meanings ascribed to them in the Termination Documents.

1.	This Letter shall become effective at the Initial Closing of the Offering and contingent thereon. The term “Offering” shall mean a private placement of Ordinary Shares of the Company, which include an investment of a minimum aggregate amount of US $3,000,000 and a maximum of US $4,000,000, excluding certain amounts raised by the Company under the Series 2 Convertible Notes, in consideration for Ordinary Shares of the Company and warrants to purchase Ordinary Shares of the Company, where the exercise price of the warrants and the purchase price of the Ordinary Shares sold in the Offering, reflects a pre money valuation of at least US $18,000,000 (the “Pre-Approved Expected Terms”). If the Initial Closing is not consummated by December 31, 2014, this Letter shall expire.

2.	Concurrently with or Immediately prior to the Initial Closing of the Offering on terms not less favorable to the Company and IPB than the Pre-Approved Expected Terms and contingent thereon, 161,660 Preferred B-2 Shares held by IPB, shall automatically convert into 161,660 Ordinary Shares, in accordance with the Transaction Documents.

3.	Following the above conversion and contingent thereon, the Company will issue to IPB a capital note at the amount of US $100,000, entitling IPB to receive from the Company the face value of the note against its redemption, upon the occurrence of a Trigger Event.

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For this purpose, a "Trigger Event" shall mean – (i) an initial public offering of the Company's Ordinary Shares in a public offering pursuant to a registration statement under the United States Securities Act of 1933 (the “Securities Act”), as amended, or any equivalent law of another jurisdiction, in any locality, with a fully diluted pre-offering valuation of the Company of no less than US$70,000,000 and with net proceeds to the Company of no less than US$10,000,000 (“Qualified IPO”); (ii) an equity funding of USD 6,000,000 or more in one transaction or series of related transactions (excluding the funding to be raised in the Offering and the conversion of any amounts under the Company’s Series 2 Convertible Notes); or (iii) M&A Event. The term “M&A Event” shall mean (i) any event of consolidation, merger or reorganization of the Company, in one transaction or series of related transactions, following which holders of the majority of the Company’s Ordinary Shares outstanding immediately prior to such transaction or series of related transactions, hold less than 50% of the issued and outstanding shares of the entity surviving such transaction or series of related transactions or an entity controlling such surviving entity, provided that in connection with a consolidation or merger with another entity where shareholders of the Company are also members or holders of securities of such other entity, the securities of such other entity and/or the securities of the Company and/or the merged entity, issued in consideration or exchange for the securities of such other entity which are issued to or held by a shareholder of the Company, shall be deemed, for the purposes of this Subsection (i), not to be held by a shareholder of the Company; or (ii) the sale or transfer by the Company of all or substantially all of its assets for cash or other consideration, or licensing (excluding business licenses granted in the ordinary course of business) of all or substantially all of the intellectual property of the Company or sale of all or substantially all of the Company's issued and outstanding share capital, to any other entity or person, other than a wholly-owned subsidiary of the Company.

4.	In addition, at the Initial Closing of the Offering, the Company shall issue to IPB, a warrant to purchase 16,166 Ordinary Shares of the Company, in the form attached hereto as Annex B (the "IPB Warrant"), at an exercise price per share of USD 6.804. If the price per share paid by the new investors participating in the Offering shall be lower than USD 10.70, the exercise price of the IPB Warrant shall be proportionally down-adjusted (e.g. – if the Offering price is USD 9.00 per share, the exercise price of the IPB Warrant will be USD 5.72 per share). The exercise price of the IPB Warrant will be further adjusted in the event of recapitalization - share splits, share dividends etc. The IPB Warrant shall include a cashless exercise option.

The IPB Warrant shall be exercisable until the earlier of: (i) Qualified IPO; or (ii) an M&A Event, and shall expire if not so exercised, subject to prior notice from the Company to IPB concerning such imminent expiration. IPB will be allowed a conditional exercise, conditioned upon the closing of the M&A Event.

5.	As part of the Offering terms, the Company expects to be required to file a registration statement on F-1 under the Securities Act with respect to the resale of the Ordinary Shares acquired in the Offering, and to use its commercially reasonable efforts to have such registration statement declared effective.

In the event that the Company does not file the registration statement or if such registration statement is not declared effective within 12 months of the final Closing of the Offering, the Company will issue to IPB additional warrants to purchase Ordinary Shares in a number equal to 2% of IBP Warrant Shares, for each 30 day period that the registration statement is not declared effective following the expiration of such 12 month period, up to a maximum number equal to 10% of IPB Warrant Shares. Such warrants shall have the same terms and exercise price as the IPB Warrant.

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6.	Until such time as both the Company’s registration statement pursuant to the Securities Act is declared effective and the Company’s Ordinary Shares are approved for quotation or listing on a stock exchange or market quotation system in the United States (or foreign equivalent), in the event that the Company raises equity investments, IPB shall have a pre-emptive right to participate in such new issuance of equity securities of the Company, so as to maintain its pro rata share in the Company as it were prior to the new issuance (the “IPB Preemptive Right”). For this purposes, the pro rata share of IPB will be the ratio between the number of equity securities owned by IPB immediately prior to the issuance of the said equity securities (on an as converted basis) and the total number of outstanding shares of the Company immediately prior to the issuance of the said equity securities (on an as converted basis).

In order to enable IPB to exercise its Preemptive Right, the Company shall give IPB a written notice describing the type of equity securities, their rights and their price and the terms upon which the Company offered the same (the
“Notice”). IPB shall have 21 days following the Notice, by giving an irrevocable written notice to the Company, stating the quantity of equity securities to be purchased by IPB – up to its pro rata share - at the price and upon the terms specified in the Notice. For the avoidance of doubt, upon amendment in the terms, the Company shall issue to IPB a new Notice, unless such amendment is insignificant. IPB shall have no right to over-allotment participation. Foe the avoidance of doubt the Company may provide the Notice to IPB after such issuance of new securities.

IPB Preemptive Right shall not be applicable to: (i) the issuance or sale of securities (or options therefore) to employees, directors, consultants and finders pursuant to a stock incentive program, agreement or arrangement approved by the Board where the primary purpose is not to raise additional equity capital for the Company; (ii) the sale of equity securities in any public offering; (iii) the issuance of securities in connection with an M&A Event; (iv) the issuance of securities to a Strategic Partner, provided that such issuance does not exceed 5% of the share holdings in the Company on a fully diluted basis. A "Strategic Partner" means any entity that the Company expects to have a substantial business relationship with, through cooperation in research and development, manufacturing or distribution of products and/or other enhancement of business activities; provided that the Board determines, by a majority vote, prior to the issuance, that such an entity is a Strategic Partner.

IPB Preemptive Right shall expire immediately prior to the consummation of an initial public offering of the Company's shares in a public offering pursuant to a registration statement under the Securities Act, as amended, or any equivalent law of another jurisdiction in any locality (“IPO”) or an M&A Event. There shall be no Pre-emption right on the IPO or the M&A Event itself.

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7.	The Company shall not give better terms with respect to the conversion of the preferred shares, to its other existing shareholders, without offering them to IPB.

8.	This Letter constitutes valid and binding agreement of the Company and IPB, enforceable against them in accordance with its terms. This Letter may be executed in counterparts which, when taken together, constitute one and the same agreement. This Letter shall be governed under the laws of the State of Israel without regard to the principles of conflict of laws and any dispute arising hereunder shall be subject to the exclusive jurisdiction of the courts of the Tel Aviv – Jaffa District. This Letter replaces any prior versions hereof.

IN WITNESS WHEREOF and intending to be legally bound hereby, the parties have duly executed this Agreement as of July 20, 2014.

/S/ Dr. Fernando de la Vega	/S/ Amit Gal-Or
P.V. Nanocell Ltd.	IP Bank International (Suzhou) Co., Ltd.

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Annex A

CAPITAL NOTE

Date of Issuance
USD 100,000	________ __, 201_

P.V. Nano Cell Ltd., an Israeli company (the “Company”), hereby promises to pay to the order of IP Bank International (Suzhou) Co., Ltd. (“IPB”), the sum of one hundred thousand US dollars ($100,000) (the “Note Amount”), in connection with the Side Agreement by and between the Company and IPB, dated as of July 20, 2014 (the “Side Agreement”), all pursuant to the terms and conditions of this general unsecured capital note (this “Note”).

Capitalized terms used but not otherwise defined in this Note, shall have the meanings ascribed to them in the Side Agreement.

1.                  Payment. the Note Amount shall be paid by the Company to IPB, within 14 days following the consummation of the closing of a Trigger Event (as such term is defined in Section 3 to the Side Agreement), upon surrender of this Note to the Company. Payment of the Note Amount shall be made in lawful money of the United States of America, at the principal office of the Company or at such place as may be designated in writing by IPB. The Note Amount shall not bear interest.

2.                  Miscellaneous. This Note, and the obligations and rights of the Company hereunder, shall be binding on and inure to the benefit of the Company, IPB, and their respective heirs, successors, and assigns. This Note shall be governed by, and construed in accordance with the laws of the State of Israel, without regard to its conflict of law rules. Any dispute arising under or in relation to this Note shall be resolved in the competent court in Tel-Aviv, and each of the parties hereby submits irrevocably to the jurisdiction of such court. This Note embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and it supersedes all prior agreements, arrangements, understandings and undertakings, written or oral, relating to the subject matter hereof, if any. This Note may not be modified or amended except with the written consent of the Company and IPB. This Note may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Agreed and Accepted:	P.V. Nano Cell Ltd.

IP Bank International (Suzhou) Co., Ltd. (“IPB”)

By:____________________________	By:____________________________

Title:__________________________	Title:__________________________

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Annex B

P.V. NANO CELL LTD.

(the “Company”)

WARRANT TO PURCHASE ORDINARY SHARES

P.V. Nano Cell Ltd., an Israeli Company (the “Company”) hereby grants to IP Bank International (Suzhou) Co., Ltd. (the “Holder”), the right to purchase from the Company the number of Ordinary Shares of the Company, nominal value NIS 0.01 (the “Ordinary Shares”) specified below (the “Warrant”), subject to the terms and conditions set forth below, effective as of ___________ __, 201_ (the “Effective Date”).

Capitalized terms used but not otherwise defined in this Warrant, shall have the meanings ascribed to them in the Side Agreement by and between the Company and the Holder, dated as of July 20, 2014 (the “Side Agreement”).

1.	Number of Ordinary Shares Available for Purchase

This Warrant may be exercised to purchase 120,000 Ordinary Shares of the Company, at an exercise price per each Ordinary Share as set forth in Section 2 below (the “Warrant Shares”).

2.	Exercise Price

The exercise price for each Warrant Share purchasable hereunder shall be equal to USD 0.917 If the price per share paid by the new investors participating in the Offering shall be lower than USD 1.443, the exercise price of the IPB Warrant shall be proportionally down-adjusted (e.g. – if the Offering price is USD 1.212 per share, the exercise price of the IPB Warrant will be USD 0.771 per share) (the “Exercise Price”). The Exercise Price shall be subject to adjustments under Section 5 of this Warrant.

3.	Term

This Warrant may be exercised, until the earlier of: (i) Qualified IPO; or (ii) an M&A Event (as such terms are defined in the Side Agreement), and shall expire if not so exercised, subject to 30 day prior notice from the Company to IPB concerning such imminent expiration (the “Expiry Date”). IPB will be allowed a conditional exercise, conditioned upon the closing of the M&A Event, in accordance with Section 4(c) below.

4.	Exercise of Warrant

This Warrant may be exercised in whole or in part on one or more occasions prior to the Expiry Date. The Warrant may be exercised by the surrender of the Warrant to the Company at its principal office together with the Notice of Exercise annexed hereto duly completed and executed on behalf of the Holder.

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If this Warrant is exercised in part, this Warrant must be exercised for a number of whole Warrant Shares, and the Holder is entitled to receive a new Warrant covering the number of Warrant Shares in respect of which this Warrant that has not been exercised. Should this Warrant or any part of it not be exercised in accordance with the aforementioned terms prior to the Expiry Date, the Warrant or the un-exercised part of it (as the case may be) shall expire and be of no force or effect. Up to one week following the exercise of this Warrant, the Company will issue a certificate or certificates in the name of the Holder for the Warrant Shares to which the Holder shall be entitled.

a.             Payment of Exercise Price. The Notice of Exercise must be accompanied by payment in full of the amount of the aggregate Exercise Price of the Warrant Shares being purchased upon such exercise in immediately available funds. The Exercise Price may be paid by cash, bank check or wire transfer.

b.             Net Exercise Election. In lieu of exercise as provided in Subsection (a) above, the Holder may elect to convert all or a portion of this Warrant, without the payment by the Holder of any additional consideration, by surrendering this Warrant to the Company, into up to the number of Warrant Shares that is obtained under the following formula:

X = Y (A-B)

         A

Where:	X =	the number of Warrant Shares to be issued to the Holder pursuant to this Subsection (b).

	Y =	the number of Warrant Shares the Holder elects to exercise on net exercise basis, pursuant to this Subsection b.

	A =	the Fair Market Value (as defined below) of one Warrant Share at the time the net exercise election is made pursuant to this Subsection (b).

	B =	the Exercise Price.

The term Fair Market Value shall be defined as follows:

i.	If the Company’s shares are listed on a national securities exchange or are quoted on the National Association of Securities Dealers, Inc., Automated Quotation or National Market System (Nasdaq/ NMS), or similar quoting system on which shares of the Company are registered, then the average of the closing or last sale price, respectively, reported for the 5 (five) trading days prior to the exercise date;

ii.	If the Company’s shares are not listed on a national securities exchange or are not quoted on Nasdaq/NMS or similar quoting system on which shares of the Company are registered, but are traded in the over-the-counter market, then the average of the mean of the bid and ask prices as reported for the 5 (five) trading days prior to the exercise date;

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iii.	If the exercise date is the date of the closing of an IPO, then the public offering price (before deduction of underwriter’s discounts or commissions) in such offering;

iv.	If the exercise date is an M&A Event, Liquidity in which shareholders of the Company receive payment for the transfer of shares held by them, then the highest price at which shares of the same class as the Warrant Shares are purchased within the framework of the M&A Event;

v.	In any other event, as determined in good faith in a reasoned written resolution of the Board of Directors of the Company.

c.                   Conditional Exercise. In any connection with an M&A Event or a Qualified IPO (as such terms are defined in the Side Agreement), such exercise may be made conditional upon the completion of such transaction.

5.	Adjustment of Exercise Price and Number of Warrant Shares

The number and kind of shares purchasable initially upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

a.          Adjustment for Shares Splits and Combinations. If the Company at any time or from time to time effects a subdivision of its outstanding Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the subdivision shall be proportionately increased, and conversely, if the Company at any time or from time to time combines the outstanding Shares, the number of Warrant Shares issuable upon exercise of this Warrant immediately before the combination shall be proportionately decreased. Any adjustment under this Subsection (a) shall become effective at the close of business on the date the subdivision or combination becomes effective.

b.          Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time makes, or fixes a record date for the determination of holders of Shares entitled to receive a dividend or other distribution payable in additional shares of Shares, then and in each such event the number of Warrant Shares issuable upon exercise of this Warrant shall be increased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the number of Shares issuable upon exercise of this Warrant by a fraction: (i) the numerator of which shall be the total number of Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Shares issuable in payment of such dividend or distribution, and (ii) the denominator of which is the total number of shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed thereof, the number of Warrant Shares issuable upon exercise of this Warrant shall be recomputed accordingly as of the close of business on such record date and thereafter the number of shares of Shares issuable upon exercise of this Warrant shall be adjusted pursuant to this Subsection (b) as of the time of actual payment of such dividends or distributions.

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c.          Adjustment for Reclassification, Exchange and Substitution. If the Warrant Shares issuable upon the exercise of this Warrant are changed into the same or a different number of shares of any class or classes of shares, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or shares dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section), then and in any such event the Holder shall have the right thereafter to exercise this Warrant into the kind and amount of shares and other securities receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Shares for which this Warrant might have been exercised immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein and under the Company’s Articles of Association.

d.          Reorganization, Mergers, Consolidations or Sales of Assets. If at any time from time to time there is a capital reorganization of the Company’s Shares (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Subsection) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of this Warrant, the number of shares or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of Shares deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case (except to the extent any cash or property is received in such transaction), appropriate adjustment shall be made in the application of the provisions of this Subsection and the Company’s Articles of Association with respect to the rights of the Holder after the reorganization, merger, consolidation or sale to the end that the provisions of this Subsection and the Company’s Articles of Association (including adjustment of the number of shares of Shares issuable upon exercise of this Warrant) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

e.          Other Transactions. If at any time the Company shall issue shares to its shareholders as a result of a split-off, spin-off or the like, then the Company shall give the Holder written notice by registered or certified mail, postage prepaid, of the date of which such split-off, spin-off or the like shall take place. Such notice shall be given at least 14 (fourteen) days prior to the action in question and not less than 14 (fourteen) days prior to the record date in respect thereto.

f.           Adjustment of Warrant Exercise Price. Upon each adjustment in the number of Warrant Shares purchasable hereunder, the Warrant Exercise Price shall be proportionately increased or decreased, as the case may be, in a manner that is the inverse of the manner in which the number of Warrant Shares purchasable hereunder shall be adjusted.

g.          Adjustment Certificate. When any adjustment is required to be made in the Warrant Shares or the Purchase Price pursuant to this Section 5, the Company shall promptly mail to the Holder a certificate setting forth (i) a brief statement of the facts requiring such adjustment, (ii) the Exercise Price after such adjustment and (iii) the kind and amount of shares or other securities or property into which this Warrant shall be exercisable after such adjustment.

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6.	Reservation of Shares

The Company will at all times reserve and keep available, solely for the issuance and delivery upon the exercise of this Warrant, such Warrant Shares and other shares, securities and property, as from time to time shall be issuable upon the exercise of this Warrant.

7.	Mailing of Notices

Any notice required or permitted pursuant to this Warrant shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or sent by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the regular mail, as certified or registered mail (airmail if sent internationally), with postage prepaid, addressed (a) if to the Holder, to the address of the Holder most recently furnished in writing to the Company and (b) if to the Company, to the address set forth below or subsequently modified by written notice to the Holder.

8.	General

This Warrant certifies that, at any time from the date hereof and until the Expiry Date, the Holder is entitled to subscribe for and purchase any part of the Warrant Shares for the price set above, at the Exercise Price. This Warrant may not be assigned or transferred by the Holder except for: (i) in the event of sale by the Holder of all of the Holder’s shares in the Company, in which case the Holder may transfer this Warrant to the purchaser of the Holder’s Shares by providing the Company with a written notice. Upon receiving such written notice, if so requested, the Company, as promptly as practicable, shall deliver to the Holder one or more replacement Warrant certificates on the same terms and conditions as this Warrant for delivery to the transferees (ii) an assignment or transfer to the Holder’s affiliates.

Until this Warrant is exercised (or any part thereof), the Warrant and the Warrant Shares represented hereunder do not entitle the Holder hereof to any rights as shareholder of the Company.

Any taxes, charges, expenses or fees relating to the exercise of this Warrant and/or the sale of the Warrant Shares shall be payable by the Holder and the provision for such taxes shall be made to the satisfaction of the Company prior to any exercise, sale or other disposition made with respect to the Warrant and/or the Warrant Shares.

The Warrant Shares which may be purchased hereunder may be acquired for investment purposes only and will not be registered under the securities laws of any country. This Warrant may not be exercised and the Warrant Shares may not be resold or offered for sale in the absence of such registration or an opinion of counsel satisfactory to the Company and its counsel that such registration is not required under applicable laws. The Warrant Shares which may be purchased hereunder will be subject to certain rights of first refusal and other provisions as set forth in the Company’s Articles of Association.

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Given in Israel, this __________ __, 2014

_______________________________

P.V. Nano Cell Ltd.

Confirmed and Accepted:

_____________________________

IP Bank International (Suzhou) Co., Ltd.

By:_______________________

Title:_____________________

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NOTICE OF EXERCISE

To:

1.	The undersigned hereby:
a.	____ elects to purchase _________ shares of Ordinary Shares of P.V. Nanocell Ltd., pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price for such shares in full.

b.	____ elects to convert such Warrant with respect to ________ shares of Ordinary Shares subject to the Warrant in accordance with Section 4(b) of the Warrant.
2.	In exercising this Warrant, the undersigned hereby confirms and acknowledges that the shares of Ordinary Shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, or for investment, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Ordinary Shares except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

3.	Please issue a certificate representing said shares of Ordinary Shares in the name of the undersigned.

4.	Please issue a new Warrant for the unexercised portion of the attached Warrant in the name of the undersigned.

(Date)	(Print Name)

(Signature)